January 22, 2020

Yitschak Barabi
Financial Manager
G WILLI FOOD INTERNATIONAL LTD
4 Nahal Harif St. Northern Industrial Zone
Yavne 81106, Israel

       Re: G WILLI FOOD INTERNATIONAL LTD
           Form 20-F for the Fiscal Year Ended December 31, 2018
           Filed March 27, 2019
           File No. 0-29256

Dear Mr. Barabi:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Trade &
Services